Exhibit 7.07

EXECUTION VERSION

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of April 15, 2016 (this “Limited Guarantee”), by Mr. Xin Zhou, Mr. Neil Nanpeng Shen and SINA Corporation (the “Guarantors” and each, a “Guarantor”) in favor of E-House (China) Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Guaranteed Party”).  Capitalized terms used but not defined in this Limited Guarantee shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

1.                                      GUARANTEE.  (a) To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among the Guaranteed Party, E-House Holdings Ltd., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”) and E-House Merger Sub Ltd., an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Guaranteed Party, each Guarantor, intending to be legally bound, hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, severally but not jointly, as a primary obligor and not merely as a surety, the due and punctual payment and discharge as and when due of its respective percentage as set forth opposite to its name in Annex I hereto (for each such Guarantor, the “Guaranteed Percentage”) of (i) the payment obligations of Parent with respect to the payment of the Parent Termination Fee pursuant to Section 8.06(b) of the Merger Agreement, (ii) the reimbursement and interest obligations of Parent pursuant to Section 8.06(c) of the Merger Agreement, and (iii) the indemnification, reimbursement and expense obligations of Parent under Section 6.17 of the Merger Agreement (collectively, the “Obligations”); provided that, notwithstanding anything to the contrary contained in this Limited Guarantee, this Limited Guarantee may be enforced for money damages only and in no event shall any Guarantor’s aggregate liability under this Limited Guarantee exceed such Guarantor’s Guaranteed Percentage of the aggregate amount of the Obligations (for each such Guarantor, the “Maximum Amount”).  No Guarantor shall have any obligations or liability to any person relating to, arising out of or in connection with this Limited Guarantee other than as expressly set forth herein.  All payments hereunder shall be made in lawful money of the United States, in immediately available funds.  Each Guarantor acknowledges that the Guaranteed Party entered into the transactions contemplated by the Merger Agreement in reliance on this Limited Guarantee.

(b)                                 All payments made by the Guarantors pursuant to this Limited Guarantee shall be free and clear of any deduction, offset, defense, claim or counterclaim of any kind.  Subject to the terms and conditions of this Limited Guarantee, if Parent fails to pay the Obligations as and when due, then all of the Guarantors’ liabilities to the Guaranteed Party hereunder in respect of such Obligations shall become immediately due and payable and the Guaranteed Party may, at the Guaranteed Party’s option and so long as Parent remains in breach of the Obligations, take any and all actions available hereunder or under applicable Law to collect such Obligations from the Guarantors (subject to the Maximum Amount payable by each Guarantor under this Limited Guarantee).  In furtherance of the foregoing, each Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against any Guarantor for the full amount of such Guarantor’s Guaranteed Percentage of the Obligations (subject to the Maximum Amount payable by such Guarantor under this Limited Guarantee), regardless of whether action is brought against Parent, Merger Sub or any other Guarantor or whether Parent, Merger Sub or any other Guarantor is joined in any such action or actions.

(c)                                  Each Guarantor agrees, severally but not jointly, to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights under this Guarantee which amounts, if paid, will be in addition to the Obligations, if (i) such Guarantor asserts in any arbitration, litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such arbitration, litigation or other proceeding, or (ii) such Guarantor fails or refuses to make any payment to the Guaranteed Party hereunder when due and payable and it is determined judicially or by arbitration that such  Guarantor is required to make such payment hereunder.

2.                                      NATURE OF GUARANTEE.  This Limited Guarantee is a primary and original obligation of each Guarantor and is a guarantee of payment and performance and not of collection.  Each Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of such Guarantor, extend the time of payment of any of the Guaranteed Obligations, and may also make any agreement with Parent or Merger Sub, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent, Merger Sub or such other person without in any way impairing or affecting such Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect each Guarantor’s obligations hereunder.  In the event that any payment from any Guarantor to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned to the Guarantor for any reason whatsoever, such Guarantor shall remain liable hereunder with respect to its Guaranteed Percentage of the Obligations (up to its Maximum Amount)  as if such payment had not been made by such Guarantor.  Each Guarantor reserves the right to assert as a defense to such payment by the Guarantors under the Limited Guarantee any rights, remedies and defenses that Parent or Merger Sub may have with respect to payment of any Obligations under the Merger Agreement, other than defenses arising from the bankruptcy or insolvency of Parent or Merger Sub and other defenses expressly waived herein.

3.                                      CERTAIN WAIVERS.  Each Guarantor agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub, or any other person interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms of the Merger Agreement made in accordance with the terms thereof or any other agreement evidencing, securing or otherwise executed in connection with any portion of the Obligations; (c) any change in the corporate existence, structure or ownership of Parent, Merger Sub, or any other person interested in the transactions contemplated by the Merger Agreement; (d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other person interested in the transactions contemplated by the Merger Agreement; (e) the existence of any claim, set-off or other right that such Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Obligations or otherwise; or (f) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Obligations.

Each Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Obligations and all other notices of any kind (other than notices required to be provided to Parent and Merger Sub under the Merger Agreement), all defenses that may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshaling of assets of any person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than defenses to the payment of the Obligations (x) that are available to Parent or Merger Sub under the Merger Agreement, (y) in respect of a material breach by the Guaranteed Party of this Limited Guarantee or (z) in respect of fraud or willful misconduct of the Guaranteed Party or any of its Affiliates in connection with the Limited Guarantee), including, without limitation, any event, condition or circumstance that might be construed to constitute an equitable or legal discharge of such Guarantor’s obligations hereunder.  Each Guarantor acknowledges that he or it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

Each Guarantor hereby covenants and agrees that it shall not, and shall cause its Related Persons (as defined below) not to, institute any proceeding or bring any other claim (whether in tort, contract or otherwise) asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to (i) the effects of insolvency, bankruptcy, reorganization or other similar proceedings and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

The Guaranteed Party hereby covenants and agrees that it shall not, and shall cause all of its Related Persons not to, institute any proceeding or bring any other claim (whether in tort, contract or otherwise) arising under, or in connection with, the Merger Agreement, the Financing or the transactions contemplated thereby against any Guarantor or any Non-Recourse Party (as defined below), except for the Permitted Claims. The Guaranteed Party hereby agrees that, other than any discharge or release arising from the bankruptcy or insolvency of Parent or Merger Sub and other defenses expressly waived hereby, to the extent Parent or Merger Sub is relieved of all or any portion of its payment obligations under the Merger Agreement, the Guarantors shall be similarly relieved of their corresponding obligations under this Limited Guarantee.

4.                                      NO WAIVER; CUMULATIVE RIGHTS.  No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder or under the Merger Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.  Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

5.                                      NO RECOURSE.

(a)                                 Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges that no person (other than the Guarantors and any of their permitted assignees) have any obligations under this Limited Guarantee and that neither the Guaranteed Party nor any of its Related Persons has any right of recovery under this Limited Guarantee, or any claim based on such obligations against, and no personal liability shall attach to, any Related Person of any of the Guarantors, Parent or Merger Sub, excluding however any such persons that constitute a Guarantor hereunder or an assignee thereof (each of excluded parties, a “Non-Recourse Party” and collectively, the “Non-Recourse Parties”), through Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate (or limited partnership or limited liability company) veil, by or through a claim by or on behalf of Parent or Merger Sub against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except, in each case, for (i) claims of the Guaranteed Party against the Guarantor under and in accordance with this Limited Guarantee (subject to the limitations contained herein), (ii) claims of the Guaranteed Party against Parent or Merger Sub under and in accordance with the Merger Agreement and (iii) the exercise of the Guaranteed Party’s third party beneficiary rights under and in accordance with the Equity Commitment Letters (the claims described in clauses (i)-(iii), collectively, the “Permitted Claims”).

(b)                                 The Permitted Claims shall be the sole and exclusive remedy of the Guaranteed Party and all of its Related Persons against such Guarantor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, the Financing or the transactions contemplated thereby.  Nothing set forth in this Limited Guarantee shall affect or be construed to affect any liability of Parent or Merger Sub to the Guaranteed Party under the Merger Agreement or otherwise or give or shall be construed to confer or give to any person other than the Guaranteed Party any rights or remedies against any person, except as expressly set forth in this Limited Guarantee.

(c)                                  For the purposes of this Limited Guarantee, pursuit of a claim against a person by the Guaranteed Party or any Related Person of the Guaranteed Party shall be deemed to be pursuit of a claim by the Guaranteed Party.  A person shall be deemed to have pursued a claim against another person if such first person brings a legal action against such second person, adds such second person to an existing legal proceeding or otherwise asserts a legal claim of any nature against such second person.

(d)                                 For the purposes of this Limited Guarantee, the term “Related Person” shall mean any former, current or future director, officer, employee, agent, advisor, representative, manager, general or limited partner, member, equity holder, stockholder, controlling person or Affiliate of a person or , any former, current or future director, officer, employee, agent, advisor, representative, manager, general or limited partner, member, equity holder, stockholder, controlling person or Affiliate of any of the foregoing, but shall not include Parent, Merger Sub or any of their controlled Affiliates.

6.                                      REPRESENTATIONS AND WARRANTIES.  Each Guarantor hereby represents and warrants to the Guaranteed Party that:

(a)                                 if such Guarantor is not an individual, it is a legal entity duly organized and validly existing under the laws of its jurisdiction of organization and has all corporate or other requisite power and authority to execute, deliver and perform this Limited Guarantee;

(b)                                 if such Guarantor is not an individual, the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of its charter documents or similar organizational documents;

(c)                                  the execution, delivery and performance of this Limited Guarantee do not contravene any Law, regulation, rule, decree, order, judgment or contractual restriction binding on such Guarantor or its assets;

(d)                                 all consents, approvals, authorizations and permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required from such Guarantor in connection with the execution, delivery or performance of this Limited Guarantee;

(e)                                  this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(f)                                   (i) such Guarantor is solvent and shall not be rendered insolvent as a result of its execution and delivery of this Limited Guarantee or the performance of its obligations hereunder, (ii) such Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and (iii) all funds necessary for such Guarantor to fulfill its obligations under this Limited Guarantee shall be available to such Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 9 hereof.

7.                                      NO ASSIGNMENT.  No party hereto may assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of each other party hereto.  Any purported assignment in violation of this Limited Guarantee will be null and void and of no force and effect.

8.                                      NOTICES.  All notices, requests and other communications to any party hereunder shall be given in the manner specified in the Merger Agreement (and shall be deemed given as specified therein) as follows:

if to the Guarantors, to:

Mr. Xin Zhou

Attention: Mr. Xin Zhou

Address: 11/F Qiushi Building, No. 383 Guangyan Road, Zhabei District,
Shanghai 200072, People’s Republic of China

Email: zhouxin@ehousechina.com

Mr. Neil Nanpeng Shen

Attention: Mr. Neil Nanpeng Shen

Address: Suite 3613, 36/F, Two Pacific Place, 88 Queensway, Hong Kong

Email: shen@sequoiacap.com

SINA Corporation

Attention: Bonnie Zhang, Chief Financial Officer

Address: 20/F Ideal International Plaza, No. 58 North 4th Ring Road West,
Haidian District, Beijing, People’s Republic of China

Email: bonnie@staff.sina.com.cn

with a copy to (which alone shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Attention: Z. Julie Gao / Haiping Li

Address: 42/F Edinburgh Tower, The Landmark
15 Queen’s Road Central, Hong Kong

Email: julie.gao@skadden.com / haiping.li@skadden.com

if to the Guaranteed Party, to:

E-House (China) Holdings Limited

383 Guangyan Road

Qiushi Building, 11/F

Shanghai 200072

People’s Republic of China

Attention: Li-Lan Cheng

Email: chenglilan@ehousechina.com

with a copy to (which alone shall not constitute notice):

Davis Polk & Wardwell
Hong Kong Club Building
3A Chater Road, Hong Kong
Attention: Miranda So / Sam Kelso
E-mail: miranda.so@davispolk.com / sam.kelso@davispolk.com

or, with respect to notices, requests or other communications directed to any Guarantor, to such other address or facsimile number as such Guarantor shall have notified the Guaranteed Party in a written notice delivered to the Guaranteed Party in accordance with the Merger Agreement.  All notices to the Guaranteed Party hereunder shall be given as set forth in the Merger Agreement.

9.                                      TERMINATION; CONTINUING GUARANTEE.  Subject to the last sentence of Section 3, this Limited Guarantee shall remain in full force and effect and shall be binding on each Guarantor, its successors and assigns until the earlier of (a) the Effective Time, (b) the valid termination of the Merger Agreement in a circumstance which does not result in any obligation on the part of Parent to pay the Company the Parent Termination Fee or pay any other amounts pursuant to Section 8.06(c) or Section 6.17 of the Merger Agreement, and (c) all amounts payable under this Limited Guarantee shall have been paid in full.  Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its controlled Affiliates asserts in any litigation or other proceeding that any provision of this Limited Guarantee limiting any Guarantor’s liability to the respective Maximum Amount are illegal, invalid or unenforceable in whole or in part or that any Guarantor is liable in excess of or to a greater extent than the respective Maximum Amount, or asserts any theory of liability against any Non-Recourse Party or, other than its rights to recover from the Guarantors with respect to the Obligations, the Guarantors, Parent or Merger Sub with respect to the transactions contemplated by the Merger Agreement, then (x) the obligations of the Guarantors under this Limited Guarantee shall terminate ab initio and be null and void, (y) if any Guarantor has previously made any payments under this Limited Guarantee, he or it shall be entitled to recover such payments and (z) neither the Guarantors nor any Non-Recourse Party shall have any liability to the Guaranteed Party with respect to the Merger Agreement and the transactions contemplated thereby, the Financing or under this Limited Guarantee.

10.                               AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by each Guarantor and the Guaranteed Party, or in the case of waiver, by the party against whom the waiver is to be effective.  No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.                               ENTIRE AGREEMENT. This Limited Guarantee constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent, Merger Sub and each Guarantor or any of their respective Affiliates on the one hand, and the Guaranteed Party or any of its Affiliates on the other hand.

12.                               GOVERNING LAW; JURISDICTION.  This Limited Guarantee and the schedules hereto shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles that would cause the application of the laws of any other jurisdiction. All actions arising out of or relating to this Limited Guarantee shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of the City of New York, provided, however, that if such federal court does not have jurisdiction over such action, such action shall be heard and determined exclusively in the New York State Supreme Court Commercial Division in and for New York County, New York. Each of the parties hereto hereby (a) irrevocably submits for itself and in respect of its property, generally and unconditionally, to the exclusive jurisdiction of any of the above-named courts for the purpose of any action arising under the laws of the State of New York out of or relating to this Limited Guarantee brought by any party hereto and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action with respect to this Limited Guarantee and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Limited Guarantee and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 12, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the action in such court is brought in an inconvenient forum, (B) the venue of such action is improper or (C) this Limited Guarantee, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action in the manner provided in Section 8 hereof or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.

13.                               WAIVER OF JURY TRIAL.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LIMITED GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

14.                               NO THIRD PARTY BENEFICIARIES.  Except for the rights of Non-Recourse Parties provided hereunder, the parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guarantee and the Merger Agreement, and this Limited Guarantee is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

15.                               SEVERABILITY.  If any term or other provision of this Limited Guarantee is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Limited Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party; provided, however, that this Limited Guarantee may not be enforced against a Guarantor without giving effect to the Maximum Amount of the Guarantor or the provisions set forth in Sections 3, 5, 9 and 15.  No party hereto shall assert, and each party shall cause its respective Related Persons not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable.  Upon a determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

16.                               SUBROGATION. The Guarantors will not exercise against the Parent or the Merger Sub any rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency Laws) or otherwise, by reason of any payment by it pursuant to the provisions of Section 1 hereof unless and until the Obligation and all other amounts payable under this Limited Guarantee have been paid in full or this Limited Guarantee has terminated in accordance with Section 9.

17.                               HEADINGS.  Headings are used for reference purposes only and do not affect the meaning or interpretation of this Limited Guarantee.

18.                               COUNTERPARTS.  This Limited Guarantee may be signed in any number of counterparts and may be executed and delivered by facsimile or email pdf format, and each counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the Guarantors have caused this Limited Guarantee to be executed and delivered as of the date first written above.

XIN ZHOU

/s/ Xin Zhou

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guarantors have caused this Limited Guarantee to be executed and delivered as of the date first written above.

NEIL NANPENG SHEN

/s/ Neil Nanpeng Shen

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guarantors have caused this Limited Guarantee to be executed and delivered as of the date first written above.

SINA CORPORATION

By:	/s/ Charles Chao
Name:	Charles Chao
Title:	Chief Executive Officer

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

E-HOUSE (CHINA) HOLDINGS LIMITED

By:	/s/ Winston Li
Name:	Winston Li
Title:	Director

[Signature Page to Limited Guarantee]

Annex I

Guarantor	Percentage of Obligations
Xin Zhou	51.6%
Neil Shen	5.4%
SINA Corporation	43.0%